-FOR IMMEDIATE RELEASE -	Additional Information:
PO Box 218370	Larry Edwards x 200
Houston, TX 77218	Carl Schmidt x 203
281/492-0550
281/492-0615 -- fax

RELIABILITY INCORPORATED REPORTS SECOND QUARTER 2004 RESULTS,

DIRECTOR RETIREMENT, AND THE APPOINTMENT OF A NEW DIRECTOR

HOUSTON, TEXAS, July 27, 2004 - Reliability Incorporated (NASDAQ: REAL) today announced a net loss for the quarter ended June 30, 2004 of $959,000 or $.15 per diluted share, on revenues of $839,000. Results for the second quarter of 2003 were a net loss of $1,709,000 or $.27 per diluted share, on revenues of $439,000. Results for the second quarter and first half of 2003 included an expense of $237,000 for severance cost. Results for the first half of 2004 were a net loss of $2,217,000 or $.35 per diluted share, on revenues of $1,546,000. Results for the first half of 2003 were a net loss of $3,158,000 or $.50 per diluted share, on revenues of $867,000.

     Larry Edwards, President and CEO commented, "The second quarter of 2004 revenue closed within the forecasted range, but the Company's revenue and the markets we serve continue to be depressed. Revenue of $839,000, which compares to our forecast of $700,000 to $900,000 for the second quarter of 2004, was the fifth consecutive quarter of increasing revenue. A net loss of $0.15 per diluted share was at the low end of the range of our forecasted loss of $.15 to $.25 per share. Revenue for the second quarter of 2004 was up 91% as compared to the second quarter 2003 revenue of $439,000 and 19% above the first quarter 2004 revenue of $707,000, which hopefully is a sign of progress towards the recovery of the markets the Company serves. The revenue in the second quarter of 2004 was above the revenue of the first quarter of 2004 and the second quarter of 2003 in every business segment. Demand for some of our higher wattage DC/DC converters is at last beginning to increase as some of our customers are starting limited production of their new products. Also, increased demand for testing services for SRAMs and DRAMs has increased our revenue in Services. Services reached revenue levels which allowed them to operate at a slightly better than cash breakeven for the second quarter of 2004.

"During the second quarter we continued to make direct sales calls on major fleet owners who are potential Ezy-Load customers, and we continued our marketing campaign in the Houston area. The campaign included advertisements in the Houston Chronicle and participation in The Offshore Technology Conference, which allowed us to introduce the product to many potential commercial customers. Also, we made a number of design changes to reduce the manufacturing cost of the Ezy-Load, and reduced our sales price. However, we must continue to drive the cost down to acceptable levels and increase sales for the product to be viable and provide a return on our investments in the product. The strategy we are currently pursuing is to establish a successful presence in the Houston Metropolitan market and leverage off our success to branch out regionally and ultimately nationally. Although sales have been less than expected, sales have continued to inch up and customer inquiries have remained active.

"Despite the fact that the semiconductor equipment market the Company serves has continued to be depressed, our cash was $2.6 million as of June 30, 2004, our working capital was $3.1 million, and we maintained the debt free status of the Company. Our current ratio was a strong 5.1 to 1, and our net worth was $8.6 million or $1.35 per share. Since our equity dropped below $10 million, we transferred our listing from the NASDAQ National Market to the NASDAQ SmallCap Market in July, 2004. In 2004 we continued to invest in R&D, but at a slower rate since the design for the major portion of the Criteria® 20, our next generation micrologic burn-in and test system, is essentially complete. We will continue to review our expenses and cost controls, as well as to review our portfolio of investments, which if sold, could provide liquidity to fund the ongoing operations of the Company. These investments include certain real estate holdings and some common stock investments in other companies. In addition to the North Carolina property that is characterized in our financial statements as held for sale, we are considering the sale of some or all of our real estate holdings in Houston. We plan to continue to invest in the future, but at lower rates, via capital asset investments, research and development for new products and acquisitions until the markets we serve improve. Part of the investment in the future will be the continued funding of our marketing and promotional program for Ezy-Load, which will keep our general and administrative expense relatively high.

"The following statements are forward looking, based on our current expectations, and actual results may differ materially. Although there is still a lot of uncertainty in the global economy, conditions seem to be improving in the U.S. and world economy, including the semiconductor industry. However, the increases in semiconductor equipment revenue have not yet induced the semiconductor manufacturers to invest at historic levels of capital spending, although significant improvement is forecast for the semiconductor equipment industry in 2004. Even if the semiconductor equipment industry grows by 50% in 2004, its revenues will not equal revenue levels of the year 2000. Therefore, we expect the Company's revenue to increase slightly in the third quarter of 2004, as it has for the past five quarters. We are forecasting a loss of $.15 to $.25 per diluted share for the third quarter of 2004, on revenues of $0.8 to $1.0 million.

"We have refocused and repositioned our products and services to fit with the long-term opportunities and challenges that we expect in the future. The Company's Criteria 18-HD, Criteria 18-HP, and Criteria 20 systems provide logical solutions to semiconductor manufacturers who are manufacturing devices that require equipment that delivers higher power and offers greater heat removal. We believe that when the semiconductor equipment industry recovers, demand for Testing Products and Services that meet these more stringent technical specifications will lead the recovery, and the Company is well positioned to meet this challenge. However, as time passes, customers continue to increase the technical specifications of the systems that they would like to purchase. Since the development of Criteria 20 is essentially complete, we plan to continue to develop features for our systems to keep up with the changing needs and the higher performance that is required. Although we have no firm bookings for the Criteria 20 to announce, we do plan to install a system at a major semiconductor manufacturer on a conditional purchase order. Although we will not record any bookings or revenue on the system in 2004, we are forecasting that an order will result from the qualification. We have been busy promoting the Ezy-Load product line and getting it ready to manufacture economically, and we are excited about the market potential as well as the balance it should bring the Company. As we go forward, we expect to keep tight controls on spending in our traditional business as we shift some of our emphasis to the Ezy-Load product.

A long time Director of Reliability retired from the Board at the July, 2004 board meeting. W.L. "Leon" Hampton, who turns 75 this year, retired from the board after serving 20 years on the board. Mr. Hampton had no disagreement with the Company on any matter relating to the Company's operations, policies or practices. He was a major contributor to RI's management for many years, and he will certainly be missed. We wish him a happy and healthy retirement, and we extend our sincere thanks for his many years of service.

"C. Lee Cooke, who has over 32 years of senior leadership experience in both the public and private sectors, was elected to the Board at the July 21, 2004 board meeting. Mr. Cooke currently serves on the Boards of Directors of publicly traded companies, including New Century Equity Holdings, Corp. and Sharps Compliance Corp. and privately held Proactive Medical Technologies and The Life Store Medical Group, LLP. He has served in many leadership positions including President/CEO of Good2CU.com, a premier business-to-business services Internet destination site for financial institutions; Chairman/President/CEO of Tanisys Technology, Inc, a publicly traded automatic test equipment company (ATE) for semiconductor memory technologies; Mayor of Austin; and 11 years in various management positions at Texas Instruments. We are very pleased to have such a well qualified individual join our board.

"With a new set of product features and services, increased demand for memory testing, a stronger demand for our new power sources, cash in the bank, and no debt, we believe the Company is positioned to take advantage of the increased demand when the market recovers. Our challenge is not only to stay financially healthy and satisfy current demand in the face of a prolonged downturn, but also to continue our investments in acquisitions, R&D, advertising and promotion, and capital equipment in order to keep the Company positioned for growth in the future."

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For more information, see the Company's websites at www.relinc.com and www.ezyload.com

Reliability Incorporated is based in Houston, Texas with an operating facility in Singapore. Reliability manufactures burn-in and test equipment for sale to manufacturers and volume users of integrated circuits. The Company's Singapore subsidiary provides conditioning and testing services for integrated circuits. The Company also designs and manufactures a line of power sources, including DC-to-DC power converters and a hydraulic lift product for the automotive aftermarket.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this report regarding Reliability's business which are not historical facts are "forward looking statements" that involve risks and uncertainties that may affect the operations, performance, development and results of the Company's business and include, but are not limited to, adverse changes in the global economy, decreases in the demand for electronic products and semiconductors, market acceptance of the Company's products and services, the impact of competition, delays in product development schedules, delays due to technical difficulties related to developing and implementing technology, delays in delivery schedules, the ability to attract and maintain sufficient levels of people with specific technical talents, future results related to investments or liquidity, and changes in demand for the Company's products and services and the Company's customers' products and services and the impact of entering a new line of business (automotive aftermarket), with different marketing strategies and channels and a different customer base from the Company's historical business lines and the ultimate acceptance by the market of this new product. Actual results may materially differ from projections.

RELIABILITY INCORPORATED

STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)
	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
REVENUES	$ 1,546	$ 867	$ 839	$ 439

COSTS AND EXPENSES:
Cost of revenues	1,678	1,569	787	819
Marketing, general and administrative	1,738	1,778	816	864
Research and development	383	833	213	363
Asset impairment, restructuring and severance costs	-	237	-	237
Total expenses	3,799	4,417	1,816	2,283
Operating (loss)	(2,253)	(3,550)	(977)	(1,844)
Interest income, net	11	36	6	20
Other income	25	356	12	115
(Loss) before income taxes	(2,217)	(3,158)	(959)	(1,709)
Provision (benefit) for income taxes	-	-	-	-
NET (LOSS)	$(2,217) =====	$(3,158) =====	$(959) =====	$(1,709) =====
(LOSS) PER SHARE:
Basic	$( .35) =====	$( .50) =====	$( .15) =====	$( .27) =====
Diluted	$( .35) =====	$( .50) =====	$( .15) =====	$( .27) =====
Weighted average shares:
Basic	6,336 =====	6,336 =====	6,336 =====	6,336 =====
Diluted	6,336 =====	6,336 =====	6,336 =====	6,336 =====

RELIABILITY INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	June 30,	December 31,
	2004	2003

Current assets:
Cash and cash equivalents	$2,637	$4,454
Accounts receivable	456	476
Inventories	703	727
Other current assets	83	156
Total current assets	3,879	5,813
Property, plant and equipment, at cost, net of accumulated
depreciation of $15,316 in 2004 and $14,915 in 2003	3,648	4,062

Investments	216	231
Goodwill	598	598
Assets held for sale	1,000	1,000
	$9,341	$11,704
	=====	=====

Current liabilities:
Accounts payable	$194	$429
Accrued liabilities	551	438
Income taxes payable	12	20
Total current liabilities	757	887

Deferred tax liabilities	28	33

Stockholders' equity:
Common stock, without par value; 20,000,000 shares
authorized; 6,690,265 shares issued in 2004 and 2003	9,721	9,721
Retained earnings	(89)	2,129
Accumulated other comprehensive (loss) income	18	28
Less treasury stock, at cost, 354,300 shares in 2003 and 2002	(1,094)	(1,094)
Total stockholders' equity	8,556	10,784
	$9,341	$11,704
	=====	=====